                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:              3235-0104
                                         Expires:        September 30, 1998
                                         Estimated average burden
                                         hours per response             0.5
                                       --------------------------------------


               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Startt Acquisition, Inc. (1)
-----------------------------------------------------------
   (Last)               (First)              (Middle)

c/o Lawrence Ruben Company, Inc.
600 Madison Avenue, 20th Floor
-----------------------------------------------------------
                        (Street)

New York               NY                    10022
-----------------------------------------------------------
   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

                                   10/16/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)



-------------------------------------------------------------------------------
4. Issuer Name AND Ticker of Trading Symbol

                          Starett Corporation (SHO)

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


   --------------------------------------------------

   --------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)


   October 27, 1997
-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [ ] Form filed by One Reporting Person
   [X] Form filed by More than One Reporting Person

-------------------------------------------------------------------------------

                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
common stock, par
value $1.00 per
share                    10,900 (2)                     (2)                        (2)
--------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).

                         Page 1 of 10 Pages

----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security;
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
Right to buy (3)           (3)        (3)        common stock par
                                                 value $1.00 per share    3,317,211     $12.25          (3)           (3)
----------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

(1) Pursuant to Instruction 5(b)(v), this Form 3 is filed jointly by all of the undersigned (collectively, the "Reporting Persons"), who may be deemed to be members of a "group" pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. Startt Acquisition, Inc. ("Purchaser") has been designated to make the filing of this Form 3.

              STARTT ACQUISITION, INC.

          By: /s/ Jonathan I. Mayblum                         12/18/97
              ----------------------------------------     ------------------
              Name:  Jonathan I. Mayblum                   Date
              Title: President

              ** Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is sufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                             Page 2 of 10 Pages

Name:  Startt Acquisition, Inc.

Address:  c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)


Continuation of Footnotes:

(2) The 10,900 shares of common stock of the issuer reported as beneficially owned are owned beneficially by Richard G. Ruben and Mark Lasry, who share control of Avenue Investments L.P., which directly owns such shares. The Reporting Persons other than Messrs. Ruben and Lasry disclaim beneficial ownership of such shares, and this report shall not be deemed an admission that such Reporting Persons are the beneficial owners of such securities for purposes of Section 16 or any other purpose.

(3) The derivative securities reported herein represent the rights of Purchaser under the Shareholders Agreement dated October 16, 1997 among certain principal shareholders of the issuer (the "Principal Shareholders"), Purchaser and Purchaser's parent, pursuant to which the Principal Shareholders have agreed, subject to certain exceptions, to validly tender (and not withdraw), pursuant to the terms of a cash tender offer commenced by Purchaser, the shares of common stock of the issuer owned by them. The Reporting Persons disclaim beneficial ownership of such shares, and this report shall not be deemed an admission that the Reporting Persons are the beneficial owners of such securities for purposes of Section 16 or any other purpose.



                                                             Page 3 of 10 Pages

                            Joint Filer Information


Name:  Startt Acquisition, LLC

Address:  c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     STARTT ACQUISITION, LLC

                 By:  /s/ Jonathan I. Mayblum
                      -----------------------
                      Name:  Jonathan I. Mayblum
                      Title:  President







Name:  LR Startt, LLC

Address:  c/o Lawrence Ruben Company, Inc.
             600 Madison Avenue, 20th Floor
             New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     LR STARTT, LLC

                  By:  /s/ Jonathan I. Mayblum
                       ------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory







Name:  Richard G. Ruben

Address:  c/o Lawrence Ruben Company, Inc.
              600 Madison Avenue, 20th Floor
              New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:      Richard Ruben

                  By:  /s/ Jonathan I. Mayblum
                      ----------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory



                                                             Page 4 of 10 Pages

Name:  AV  Startt, LLC

Address:  c/o Argent Ventures, LLC
             335 Madison Avenue, 26th Floor
             New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     AV STARTT, LLC

                  By:  /s/ Jonathan I. Mayblum
                      ---------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory






Name:  Andrew Penson

Address:  c/o Argent Ventures, LLC
             335 Madison Avenue, 26th Floor
             New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     Andrew Penson

                  By:  /s/ Jonathan I. Mayblum
                      --------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory





Name:  AM Startt, LLC

Address:  c/o Amroc Investments, Inc.
             335 Madison Avenue
             New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     AM STARTT, LLC

                  By:  /s/ Jonathan I. Mayblum
                      ---------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory


                                                             Page 5 of 10 Pages

Name:  Mark Lasry

Address:   c/o Amroc Investments, Inc.
              335 Madison Avenue
              New York, NY   10017

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:      Mark Lasry

                  By:  /s/ Jonathan I. Mayblum
                       -------------------------
                       Name:  Jonathan I. Mayblum
                       Title:  Authorized Signatory


Name:  BA Startt

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BA STARTT

               By Blackacre Capital Group, L.P.,
                  General Partner

                  By Blackacre Capital Management Corp.,
                     General Partner


                      By:  /s/ Jeffrey B. Citrin
                           ------------------------
                           Name:  Jeffrey B. Citrin
                           Title:  President



Name:  Blackacre Capital Group, L.P.

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY  10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BLACKACRE CAPITAL GROUP, L.P.,

                  By  Blackacre Capital Management Corp.,
                  General Partner

                            By:  /s/ Jeffrey B. Citrin
                                 -----------------------
                                 Name:  Jeffrey B. Citrin
                                 Title:  President

                                                             Page 6 of 10 Pages

Name:  BA Startt GP I LLC

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY 10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BA STARTT GP I LLC

                  By Blackacre Capital Group, L.P.
                  Managing Member

                     By Blackacre Capital Management Corp.,
                     General Partner

                        By:  /s/ Jeffrey B. Citrin
                             -----------------------
                             Name: Jeffery B. Citrin
                             Title: President


Name:  BA Startt GP II LLC

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY 10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     BA STARTT GP II LLC

                  By Blackacre Capital Group, L.P.
                  Managing Member

                     By Blackacre Capital Management Corp.,
                     General Partner

                        By:  /s/ Jeffrey B. Citrin
                             -----------------------
                             Name: Jeffery B. Citrin
                             Title: President




Name:  Blackacre Capital Management Corp.

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:    BLACKACRE CAPITAL MANAGEMENT CORP.

                   By:  /s/ Jeffrey B. Citrin
                        -----------------------
                        Name: Jeffery B. Citrin
                        Title: President



Name:  Jeffrey B. Citrin

Address:  c/o Blackacre Capital Group, L.P.
          450 Park Avenue, 28th Floor
          New York, NY   10022

Designated Filer:  Startt  Acquisition, Inc.

Date of Event Requiring Statement:  10/16/97

Issuer and Ticker or Trading Symbol:  Starrett Corporation (SHO)

Signature:     /s/ Jeffrey B. Citrin
               ----------------------
                 Jeffrey B. Citrin


                                                             Page 7 of 10 Pages

                               POWER OF ATTORNEY


         Know all by these presents, that the undersigned hereby constitutes and appoints each of Jonathan I. Mayblum and Martin J. Sumner, signing singly, the undersigned's true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned, in connection with the undersigned's investment in Starrett Corporation (the "Company") any and all amendments to the statement on
                  Schedule 13D with respect to shares of common stock of the Company, and other documents in connection therewith;

         (2) execute for and on behalf of the undersigned, Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (3) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such amendment to the Statement on Schedule 13D or any such Form 3, 4, or 5 and timely file such form with the United States Securities and Exchange Commission and the American Stock Exchange; and

         (4) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13(d) or Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file amendments to Schedule 13D and Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.



                                                             Page 8 of 10 Pages

         IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of this 27th day of October, 1997.



                                    STARTT ACQUISITION, INC.

                                    By:   /s/ Jonathan I. Mayblum
                                          -----------------------------------
                                          Name:   Jonathan I. Mayblum
                                          Title:  President


                                    STARTT ACQUISITION, LLC


                                    By:   /s/ Jonathan I. Mayblum
                                          -----------------------------------
                                          Name:   Jonathan I. Mayblum
                                          Title:  President


                                    LR STARTT, LLC


                                    By:   /s/ Jonathan I. Mayblum
                                          -----------------------------------
                                          Name:   Jonathan I. Mayblum
                                          Title:  Authorized Signatory


                                          /s/ Richard G. Ruben
                                          -----------------------------------
                                          Richard G. Ruben


                                    AV STARTT, LLC


                                    By:   /s/ Andrew Penson
                                          -----------------------------------
                                          Name:   Andrew Penson
                                          Title:  Authorized Signatory


                                          /s/ Andrew Penson
                                          -----------------------------------
                                             Andrew Penson




                                                             Page 9 of 10 Pages

                                    AM STARTT, LLC


                                    By:   /s/ Marc Lasry
                                          -----------------------------------
                                          Name:   Marc Lasry
                                          Title:  Authorized Signatory


                                          /s/ Marc Lasry
                                          -----------------------------------
                                          Marc Lasry




                                                             Page 10 of 10 Pages